Exhibit 99.1

TRANSACT TECHNOLOGIES REPORTS 2016 FIRST QUARTER RESULTS

-	Reports 2016 First Quarter Revenue of $14.4 Million and $0.08 GAAP Diluted EPS

Hamden, CT – May 4, 2016 – TransAct Technologies Incorporated (Nasdaq: TACT) (“TransAct” or the “Company”), a global leader in software-driven technology and printing solutions for high-growth markets, today reported operating results for the first quarter ended March 31, 2016, as summarized below:

Summary of 2016 Q1 Results
(In millions, except per share and percentage data)

	Three Months Ended March 31,
	2016	2015
Net sales	$14.4	$16.2
Gross profit	$5.9	$6.5
Gross margin	41.0%	40.2%
Operating income	$0.9	$0.2
EBITDA(1)(2)	$1.3	$0.6
Net income	$0.6	$0.1
Diluted earnings per share	$0.08	$0.02

Adjusted operating income(2)	$0.9	$2.0
Adjusted EBITDA(1)(2)	$1.4	$2.5
Adjusted net income(2)	$0.6	$1.3
Adjusted diluted earnings per share(2)	$0.08	$0.16

(1)
EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization.  A reconciliation of EBITDA to net income, the most comparable Generally Accepted Accounting Principles (“GAAP”) financial measure, can be found attached to this release.  Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation, amortization and adjusted for share-based compensation and the impact of certain legal fees as described later in this release.  A reconciliation of Adjusted EBITDA to net income, the most comparable GAAP financial measure, can be found attached to this release.

(2)	Reconciliations of GAAP financial measures to corresponding non-GAAP financial measures can be found included with this release.

Bart Shuldman, Chairman and Chief Executive Officer of TransAct, commented, “TransAct’s 2016 first quarter financial results, including revenue of $14.4 million, operating income of $0.9 million and EBITDA of $1.3 million, demonstrate the benefits of our diversified product portfolio as sales of our newer, higher margin products such as Epicentral and our AccuDate food safety terminals helped drive 80 basis points of gross margin expansion over the prior year first quarter.  We expect the investments and progress made in our product development efforts for these newest solutions to continue to position TransAct to execute on what we see as a year of significant opportunity.

“Food safety has increasingly become a topic of intense focus and, importantly, an issue of brand protection in the restaurant and foodservice market, and interest in our AccuDate terminals from across the industry continues to grow.  In order to provide some visibility into the progress we have made in securing sales opportunities for our food safety terminals, TransAct has won 44 distinct restaurant concepts/brands representing more than 80,000 potential terminals.  Many of these wins give us access to sell to franchise operators at these restaurant companies, and we are making consistent progress with our sales execution against these opportunities.  These wins represent a multi-year sales opportunity and we also expect to achieve consistent progress in securing additional wins for our AccuDate terminals with new restaurant and foodservice organizations.

“It is important to understand the ongoing evolution of TransAct’s opportunity in the food safety market.  Since entering the market with our AccuDate 9700 and effectively creating new technology for the restaurant kitchen, some existing and potential customers have increasingly indicated that they want our solution to play a far more integral role in their back of house operations.  Based on this feedback, we first launched the AccuDate PRO in early 2015 to provide customers with a fully integrated solution.  Many customers are evaluating the AccuDate PRO and TransAct won its first full restaurant roll-out for this terminal a few months ago.  In addition, we are finalizing the development of our third terminal to address the needs of software developers seeking to provide custom solutions in certain segments of the restaurant and foodservice market.  We are excited about this incremental sales opportunity.

“In our point of sale (POS) and banking business, we continued to execute in the first quarter on the strong demand from McDonald’s for the Ithaca 9000 printer, as this customer continues to roll out new product and technology initiatives that utilize our printer.

“In the casino and gaming market, we continue to grow domestic share as U.S. sales growth for our Epic 950 printers exceeded the growth of the domestic gaming machine market, growing by approximately 28% year over year in the first quarter of 2016, with operators showing strong preference for the features and reliability of our industry-leading solution.  In the first quarter, we also completed two new Epicentral installations, including a 1,900 unit rollout at Foxwoods Resort Casino, and we expect to go live on two additional Epicentral deployments in the coming quarters.  As operators seek to drive revenue growth on their casino floor in an increasingly competitive marketplace, interest in our innovative solution’s ability to target players by printing coupons and promotions in real-time at the gaming device continues to grow.”

Mr. Shuldman concluded, “Throughout the first quarter of 2016, we built a platform for a successful 2016 as we invested strategically to support ongoing growth of our Epicentral and AccuDate businesses.  Further growth in Epicentral and AccuDate revenue would help drive additional gross margin expansion and we believe that over the course of 2016, we can generate gross margins in the mid-40% level.”

Review of Balance Sheet and Capital Return Initiatives
As of March 31, 2016, TransAct had approximately $2.9 million of cash and cash equivalents and no debt.  During the 2016 first quarter, the Company paid a dividend to shareholders of $0.08 per share and repurchased 63,070 shares of its common stock for total consideration of approximately $0.5 million resulting in a total return of capital to shareholders in the 2016 first quarter of more than $1.1 million.

Steve DeMartino, President and Chief Financial Officer of TransAct, added, “In the first quarter of 2016, we leveraged the strong financial foundation we have built to prudently invest in and support the expansion of our AccuDate and Epicentral product lines as we believe they each provide the Company with two distinct long-term revenue and margin growth opportunities.  At the same time, we continued our longstanding support of our shareholders with the authorization of a new $5 million share repurchase plan and our ongoing regular quarterly dividend policy.  We remain committed to driving shareholder value and expect to deliver on that commitment over the balance of 2016.”

Summary of 2016 First Quarter Operating Results
TransAct generated 2016 first quarter net sales of $14.4 million compared with net sales of $16.2 million in the 2015 first quarter.  Food safety, POS and banking revenue increased $0.9 million to $3.1 million in the 2016 first quarter compared to the 2015 first quarter.  The increase in sales of food safety, POS and banking products reflects strong sales of the Company’s Ithaca 9000 printer to McDonald’s in support of its ongoing new product initiatives and flat domestic sales of its AccuDate terminals.  Casino and gaming revenue in the 2016 first quarter was $5.4 million compared to $5.6 million in the prior-year period, as higher Epicentral and domestic casino and gaming printer sales were offset by lower international casino and gaming revenue.  Lottery printer sales in the 2016 first quarter were $2.9 million compared with $4.0 million in the 2015 first quarter, as sales returned to more normalized levels.  In addition, Printrex revenues were $0.2 million in the 2016 first quarter compared to $0.7 million in the year-ago period and the Company’s TransAct Services Group generated net sales of $2.7 million compared to net sales of $3.6 million in the year-ago period.

Gross margin of 41.0% in the first quarter of 2016 compared to gross margin of 40.2% in the year-ago quarter, reflecting the continued shift in the Company’s revenue mix towards sales of its higher-margin newer products.  Notwithstanding the higher gross margin, lower revenues in the 2016 quarter compared to the prior year period resulted in a 9% decline in gross profit to $5.9 million.

Total operating expenses for the 2016 first quarter were $4.9 million compared to $6.3 million in the year-ago quarter.  Excluding $1.7 million of legal fees related to the Avery Dennison lawsuit incurred in the prior year period, total operating expenses increased $0.4 million, or 9%, year over year reflecting the Company’s ongoing development of its newest, high-margin products such as Epicentral and the AccuDate food safety terminals.

TransAct recorded operating income of $0.9 million for the 2016 first quarter compared to $0.2 million in the 2015 first quarter.  Adjusted operating income of $0.9 million, or 6.5% of net sales, in the first quarter of 2016 compares to adjusted operating income of $2.0 million, or 12.1% of net sales, in the year-ago period.  Adjusted operating income in the prior year period excludes the impact of $1.7 million in legal fees related to the Avery Dennison lawsuit incurred during the period.  Net income in the 2016 first quarter was $0.6 million, or $0.08 per diluted share, compared to net income of $0.1 million, or $0.02 per diluted share, in the prior year period.  Adjusted net income was $0.9 million, or $0.08 per diluted share, compared to $1.3 million, or $0.16 per diluted share, in the 2015 first quarter.

2016 First Quarter Conference Call and Webcast
TransAct is hosting a conference call and webcast today, May 4, 2016, beginning at 4:30 p.m. ET.  Both the call and the webcast are open to the general public.  The conference call number is 678-825-8259 and the conference ID number is 95320807 (domestic or international).  Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at www.transact-tech.com (select “Investor Relations” followed by “Events & Presentations”).  Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Non-GAAP Financial Measures
TransAct is providing adjusted non-GAAP financial measures because the Company believes that these amounts are helpful to investors and others to more accurately assess the ongoing nature of TransAct's core operations.  The adjusted non-GAAP measures exclude the effect in the applicable periods presented of non-GAAP adjustments contained in the tables included with this release.  These items have been excluded from adjusted non-GAAP financial measures as management does not believe that they are representative of underlying trends in the Company's performance.  Their exclusion provides investors and others with additional information to more readily assess the Company's operating results.  The Company uses the non-GAAP financial measures internally to focus management on the results of the Company's core business. The presentation of this additional non-GAAP information is not considered superior to or a substitute for the financial information prepared in accordance with GAAP.

Adjusted operating income is defined as operating income adjusted for the impact of legal fees related to the lawsuit with Avery Dennison Corporation incurred in the first quarter of 2015.

Adjusted net income is defined as net income adjusted for the tax-effected impact of legal fees related to the lawsuit with Avery Dennison Corporation incurred in the first quarter of 2015.

Adjusted diluted earnings per share is defined as adjusted net income divided by diluted shares outstanding.

About TransAct Technologies Incorporated
TransAct Technologies Incorporated is a global leader in developing software-driven technology and printing solutions for high-growth markets including food safety, casino and gaming, lottery, mobile and oil and gas. The Company’s solutions are designed from the ground up based on customer requirements and are sold under the AccuDate™, EPICENTRAL®, Epic®, Ithaca®, RESPONDER and Printrex® brands. TransAct has over 2.9 million printers and terminals installed around the world and is committed to providing world-class service, spare parts and accessories to support its worldwide installed product base. Through TransAct Services Group both online at http://www.transactsupplies.com and its direct sales team, the Company also provides customers with a complete range of supplies and consumable items. TransAct is headquartered in Hamden, CT. For more information, please visit http://www.transact-tech.com or call (203) 859-6800.

Forward-Looking Statements
Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe" or "continue" or the negative thereof or other similar words.  All forward-looking statements involve risks and uncertainties, including, but not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; our competitors introducing new products into the marketplace; our ability to successfully develop new products; our dependence on significant customers; our dependence on significant vendors; dependence on contract manufacturers for the assembly of a large portion of our products in Asia; our ability to protect intellectual property; our ability to recruit and retain quality employees as the Company grows; our dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe, Latin America and Asia; the economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; the availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; risks associated with potential future acquisitions; our new line of food safety and oil and gas products will drive increased adoption by customers; and other risk factors detailed from time to time in TransAct's reports filed with the Securities and Exchange Commission.  Actual results may differ materially from those discussed in, or implied by, the forward-looking statements.  The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

# # #

Investor Contact:
Steve DeMartino President and Chief Financial Officer TransAct Technologies Incorporated 203-859-6810	Richard Land, Joseph Jaffoni, Jim Leahy JCIR 212-835-8500 or tact@jcir.com

- Financial tables follow -

TRANSACT TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)	Three months ended March 31,
	2016	2015
Net sales	$14,357	$16,164
Cost of sales	8,472	9,672
Gross profit	5,885	6,492

Operating expenses:
Engineering, design and product development	1,236	868
Selling and marketing	1,793	1,823
General and administrative	1,917	1,840
Legal fees associated with lawsuit	-	1,744
	4,946	6,275
Operating income	939	217

Interest and other income (expense):
Interest, net	(4)	(6)
Other, net	1	14
	(3)	8

Income before income taxes	936	225
Income tax provision	311	81
Net income	$625	$144

Net income per common share:
Basic	$0.08	$0.02
Diluted	$0.08	$0.02

Shares used in per share calculation:
Basic	7,834	7,856
Diluted	7,883	7,876

SUPPLEMENTAL INFORMATION – SALES BY SALES UNIT:
	Three months ended March 31,
	2016	2015
Food safety, point of sale and banking	$3,137	$2,222
Casino and gaming	5,438	5,581
Lottery	2,935	4,031
Printrex	155	707
TransAct services group	2,692	3,623
Total net sales	$14,357	$16,164

TRANSACT TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
	March 31,	December 31,
(In thousands)	2016	2015
Assets:
Current assets:
Cash and cash equivalents	$2,892	$4,473
Accounts receivable, net	9,353	7,174
Inventories	9,921	11,296
Deferred tax assets	1,817	1,932
Other current assets	688	437
Total current assets	24,671	25,312

Fixed assets, net	2,552	2,507
Goodwill	2,621	2,621
Deferred tax assets	1,215	1,213
Intangible assets, net	806	888
Other assets	28	28
	7,222	7,257
Total assets	$31,893	$32,569

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$3,948	$2,642
Accrued liabilities	1,635	2,838
Income taxes payable	76	245
Deferred revenue	221	604
Total current liabilities	5,880	6,329

Deferred revenue, net of current portion	80	77
Deferred rent, net of current portion	186	189
Other liabilities	289	246
	555	512
Total liabilities	6,435	6,841

Shareholders’ equity:
Common stock	112	112
Additional paid-in capital	29,163	28,921
Retained earnings	22,958	22,956
Accumulated other comprehensive loss, net of tax	(84)	(80)
Treasury stock, at cost	(26,691)	(26,181)
Total shareholders’ equity	25,458	25,728
Total liabilities and shareholders’ equity	$31,893	$32,569

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP EARNINGS FINANCIAL MEASURES TO CORRESPONDING NON-GAAP FINANCIAL MEASURES
(Unaudited, thousands of dollars, except percentages and per share amounts)

	Three months ended March 31, 2016
	Reported	Adjustments(1)	Adjusted Non-GAAP
Operating expenses	$4,946	$-	$4,946
% of net sales	34.5%		34.5%

Operating income	939	-	939
% of net sales	6.5%		6.5%

Income before income taxes	936	-	936
Income tax provision	311	-	311
Net income	625	-	625
Diluted net income per share	$0.08	$-	$0.08

(1)	No adjustments.

	Three months ended March 31, 2015
	Reported	Adjustments (2)	Adjusted Non-GAAP
Operating expenses	$6,275	$(1,744)	$4,531
% of net sales	38.8%		28.0%

Operating income	217	1,744	1,961
% of net sales	1.3%		12.1%

Income before income taxes	225	1,744	1,969
Income tax provision	81	628	709
Net income	144	1,116	1,260
Diluted net income per share	$0.02	$0.14	$0.16

(2)	Adjustment includes $1,744 of legal and other expenses related to the lawsuit with Avery Dennison Corporation, tax effected using an effective tax rate of 36.0%.

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA NON-GAAP FINANCIAL MEASURES
(Unaudited)

(In thousands)	Three months ended March 31,
	2016	2015
Net income	$625	$144

Interest expense, net	4	6
Income tax provision	311	81
Depreciation and amortization	324	361

EBITDA	1,264	592

Share-based compensation expense	145	142
Legal fees associated with lawsuit	-	1,744

Adjusted EBITDA	$1,409	$2,478